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                                                                    Exhibit 12.1

                          LIONS GATE ENTERTAINMENT CORP
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
       OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
                           FIVE YEARS ENDED MARCH 31,
             2003 AND THE THREE MONTHS ENDED JUNE 30, 2002 AND 2003
              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)

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
                                                                                                       Three months ended
                                                                Fiscal Year Ended March 31,                  June 30,
                                                     -------------------------------------------------------------------
                                                         2003      2002      2001     2000    1999       2003      2002
                                                     -------------------------------------------------------------------
                                                          $          $        $        $        $          $         $
Income (loss) before income taxes, excluding
 equity interests in unconsolidated
  subsidiaries, gain on dilution of investment
   in a subsidiary, and minority
    interests in consolidated subsidiaries              3,082    (14,064)  10,739    2,549   (5,832)    (11,596)   1,981
Interest capitalized                                   (1,000)    (2,900)  (1,500)  (2,447)  (2,394)       (392)       -
Fixed charges                                          12,072     13,901   10,281    6,399    5,455       2,999    2,839
                                                     -------------------------------------------------------------------
TOTAL EARNINGS                                         14,154     (3,063)  19,520    6,501   (2,771)     (8,989)   4,820
                                                     ===================================================================
FIXED CHARGES:
Interest expense and amortization of deferred
      financing costs                                  10,339     10,128    8,116    3,522    2,781       2,448    2,636
Estimate of interest within rent expense                  733        873      665      430      280         159      203
Interest capitalized                                    1,000      2,900    1,500    2,447    2,394         392        -
                                                     -------------------------------------------------------------------
TOTAL FIXED CHARGES                                    12,072     13,901   10,281    6,399    5,455       2,999    2,839
                                                     ===================================================================
Preferred share dividends                               1,584      1,592    1,660      402        -         127      406
Effective income tax percentage applicable
       to continuing operations                          62.9%      -1.2%   -24.0%    76.9%    -3.6%        2.2%     4.7%
                                                     -------------------------------------------------------------------
Preferred share dividends on pre-tax basis              4,271      1,574    1,339    1,738        -         130      426
                                                     ===================================================================
COMBINED FIXED CHARGES AND PREFERRED
      SHARE DIVIDENDS                                  16,343     15,475   11,620    8,137    5,455       3,129    3,265
                                                     ===================================================================
RATIO OF EARNINGS TO FIXED CHARGES                       1.17      (0.22)    1.90     1.02    (0.51)      (3.00)    1.70
                                                     ===================================================================
RATIO OF EARNINGS TO COMBINED FIXED
      CHARGES AND PREFERRED SHARE DIVIDENDS              0.87      (0.20)    1.68     0.80    (0.51)      (2.87)    1.48
                                                     ===================================================================
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